Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
David Fallon
Vice President- Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 26, 2012

CLARCOR INCREASES QUARTERLY DIVIDEND BY 12.5%; NAMES NEW CHAIRMAN AND LEAD DIRECTOR

Franklin, TN, September 26, 2012 - At its regular quarterly meeting held on September 25, 2012, the Board of Directors of CLARCOR Inc. (NYSE:CLC) resolved to increase the company's regular quarterly dividend by 12.5%, from 12 cents per share to 13.5 cents per share. This continues the company's consecutive streak of increasing dividends every year since 1983. The Board resolved to pay the new $0.135 per share dividend on Friday, October 19, 2012 to shareholders of record Monday, October 8, 2012.

The Board also announced that it has appointed Christopher Conway, CLARCOR's current President, Chief Executive Officer and Director, to the position of Chairman of the Board, and appointed independent director Robert Burgstahler to the newly created position of Lead Director. Both appointments will become effective upon the retirement of the company's current Executive Chairman, Norm Johnson, which is scheduled to occur at the end of November.

CLARCOR is based in Franklin, Tennessee and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.